AMENDED AND RESTATED SUPPLEMENTAL
                               EXECUTIVE RETIREMENT INCOME AGREEMENT

     This Amended and Restated Supplemental Executive Retirement Income Agreement ("Agreement") is made as of the 1st day of January, 1995, by and between The Cincinnati Gas & Electric Company ("CG&E") and Jackson H. Randolph ("Executive").

     WHEREAS, Executive and CG&E entered into a Supplemental Executive Retirement Income Agreement on the 10th day of August, 1988, as amended on the 18th day of November, 1992;

     WHEREAS, following the merger of PSI Resources, Inc. into Cinergy Corp. ("Cinergy") and Cinergy Sub, Inc. merging into CG&E, Executive remained an Officer of CG&E; and

     WHEREAS, CG&E and Executive have agreed to freeze the benefits payable under the Agreement as part of the restructuring of the Executive's employment benefits.

     NOW, THEREFORE, the parties agree:

     1. Supplemental Retirement Benefit. The annual Supplemental Retirement Benefit of $511,654.38 shall be paid to Executive or his Designee monthly for 180 months beginning December 1, 2000, in a monthly amount equal to $42,637.87. However, at the sole discretion of CG&E's Board of Directors, consistent with the provisions of Section 5 of this Agreement, the Board may direct that the Supplemental Retirement Benefit be made in a lump sum in the amount of $4,834,974.00 on December 1, 2000, or such other date as the Board may determine.

     2. Designee. Any payments to be made after the death of Executive shall be made to the person or persons designated in writing to CG&E by Executive. In the absence of such written designation, the term Designee shall mean, and payment shall be made in the following descending order:

         (i)     Executive's surviving spouse while living;
        (ii)     Equally to Executive's children per stirpes; and
       (iii)     The estate of the last survivor of the persons named above.

     3. Life Insurance Policies. In consideration of the benefits under this Agreement, the Executive consents to and will assist CG&E in the purchase of Key Person Life Insurance Policies on his life at any time and in any amount determined by CG&E. Such life insurance policies shall be owned by CG&E and shall be for the sole benefit of CG&E. Neither Executive nor his Designee, heirs or administrators shall have any right, title, or interest in the value or benefits under such policies.

     4. Conditions. Executive will be entitled to the benefits herein even if terminated, unless such termination is for Cause. For purposes of this Agreement Cause shall mean:

          (i)     The commission of a felony; or
          (i) If Executive, without the written consent of CG&E, engages in any activity which is adverse to the economic interests of CG&E, or if he discloses any confidential information, not required by law, a court, or by the regulatory hearing process.

          If litigation shall be brought to enforce or interpret any provision contained within the Agreement, CG&E hereby agrees to indemnify the Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees to pay prejudgment interest on any money judgment obtained by the Executive, calculated at the prime interest rate in effect in Cincinnati, Ohio, from time to time and the earliest date that payment(s) to him should have been made under this Agreement.

     5. Acceleration of Benefit Payments. CG&E hereby reserves to its Board of Directors the right to accelerate the payment of any of the benefits specified herein without the consent of Executive.

     6. Assignability. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, or attachment of any of the benefits under this Agreement shall be valid or recognized by CG&E.

     7. Employment Rights. This Agreement creates no right in Executive to continue in employment with CG&E for any specific length of time, nor does it create any other rights in Executive or obligation on the part of CG&E, except those set forth in this Agreement.

     8. Binding Effect. The provisions of this Agreement shall insure to and be binding upon the designee, heirs, executors, and administrators of Executive, and upon the successors and assigns of CG&E, including any successor organization which succeeds to substantially all of the assets and business of CG&E. CG&E agrees that it will make appropriate provisions for the preservation of Executive's rights under this Agreement in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets, the term "CG&E" as used in this Agreement shall mean and shall refer to the successor organization, and this Agreement shall continue in full force and effect, binding on such successor organization.

     9. Governing Law. This Agreement shall be governed by the laws of the State of Ohio.

     10. Amendment. This Agreement may be altered, amended, or revoked only by a written instrument signed by both Executive and CG&E.

     11. Prior Agreement. This Agreement supersedes any prior agreement between CG&E and Executive regarding Supplemental Executive Retirement Income.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

WITNESS:                                  THE CINCINNATI GAS &
                                          ELECTRIC COMPANY



___________________________________      By:         James E. Rogers________
                                                    (James E. Rogers)
                                                 Vice Chairman and Chief
                                                    Executive Officer


WITNESS:



___________________________________                Jackson H. Randolph______
                                                  (Jackson H. Randolph)
                                                        Executive